Exhibit 99.2

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Cash Tender Offer and Consent Solicitation

Houston, Texas – September 13, 2021 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) announced today that it has commenced a cash tender offer to purchase any and all of the $1.1 billion aggregate principal amount of its outstanding 5.625% Notes due 2026 (the “Notes”) on the terms set forth in the table below.

Series of Notes	CUSIP Numbers	Aggregate Principal Amount Outstanding	Tender Consideration(1)	Early Tender Premium(2)	Total Consideration(1)(2)
5.625% Notes due 2026	16411Q AD3 U16353 AB7	$1,100,000,000	$980.00	$50.00	$1,030.00

(1)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by Cheniere Partners. Excludes accrued and unpaid interest, which will be paid on Notes accepted for purchase by Cheniere Partners as described below.

(2)	Includes the $50 early tender premium for Notes validly tendered at or prior to the Early Tender Deadline (as defined below) (and not validly withdrawn) and accepted for purchase by Cheniere Partners.

In connection with the tender offer, Cheniere Partners is soliciting consents from holders of the Notes to amend certain provisions of the indenture governing the Notes (the “Proposed Amendment”). The Proposed Amendment would amend the indenture with respect to the Notes to reduce the minimum notice period to optionally redeem the Notes.

Cheniere Partners will not be obligated to accept for purchase any Notes pursuant to the tender offer unless certain conditions are satisfied or waived by Cheniere Partners, including (1) entry by Cheniere Partners at or prior to the Expiration Date (as defined below) (or Early Tender Deadline, if Cheniere Partners elects to have an early settlement) into a definitive contract providing for the receipt by Cheniere Partners, on terms satisfactory to it in its sole discretion subject to applicable law, of a minimum of $1,200,000,000 in gross proceeds from one or more debt financings and (2) the receipt by Cheniere Partners at or prior to the final settlement date (or early settlement date, if Cheniere Partners elects to have an early settlement) of a minimum of $1,200,000,000 in gross proceeds from one or more debt financings upon fulfillment of customary conditions. The tender offer is not conditioned on any minimum amount of Notes being tendered or receipt of requisite consents to adopt the proposed amendments. Subject to applicable law, Cheniere Partners may amend, extend or terminate the tender offer in its sole discretion.

The tender offer and consent solicitation is being made solely pursuant to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated September 13, 2021. Holders of the Notes are urged to carefully read the Offer to Purchase and Consent Solicitation Statement before making any decision with respect to the tender offer and consent solicitation.

The tender offer and consent solicitation will expire at 12:01 a.m., New York City time, on October 12, 2021, unless extended, earlier expired or terminated by Cheniere Partners (such time and date, as the same may be extended, earlier expired or terminated by Cheniere Partners in its sole discretion, subject to applicable law, the “Expiration Date”). Tendered Notes may be withdrawn and consents delivered may be revoked at or prior to 5:00 p.m., New York City time, on September 24, 2021 by following the procedures in the Offer to Purchase and Consent Solicitation Statement, but may not thereafter be validly withdrawn and validly revoked, except as provided for in the Offer to Purchase and Consent Solicitation Statement or required by applicable law.

Holders of Notes must validly tender and not validly withdraw their Notes and validly deliver and not validly revoke their consents at or prior to 5:00 p.m., New York City time, on September 24, 2021 (such time and date, as the same may be extended by Cheniere Partners in its sole discretion, subject to applicable law, the “Early Tender Deadline”) in order to be eligible to receive the total consideration, which includes the early tender premium for the Notes of $50.00 per $1,000 principal amount of Notes tendered. Holders who validly tender their Notes and deliver their consents after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the tender consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the applicable settlement date.

Cheniere Partners reserves the right, but is under no obligation, at any time after the Early Tender Deadline and before the Expiration Date, to accept for purchase Notes that have been validly tendered and not validly withdrawn at or prior to the Early Tender Deadline on the early settlement date. Cheniere Partners currently expects the early settlement date, if any, to occur on September 27, 2021. If Cheniere Partners chooses to exercise its option to have an early settlement date, Cheniere Partners will purchase any remaining Notes that have been validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, subject to all conditions to the tender offer having been satisfied or waived by Cheniere Partners, on a date following the Expiration Date. The final settlement date is expected to occur promptly following the Expiration Date, and is currently expected to occur on October 13, 2021, unless extended by Cheniere Partners. If Cheniere Partners chooses not to exercise its option to have an early settlement date, Cheniere Partners will purchase all Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date, subject to all conditions to the tender offer having been satisfied or waived by Cheniere Partners, on the final settlement date. Tenders of Notes and delivery of consents submitted after the Expiration Date will not be valid.

On the day hereof and subsequent to the commencement of the tender offer and consent solicitation, we intend to issue a notice of redemption for all or a portion of the Notes that remain outstanding following the consummation or termination of the tender offer pursuant to the existing notice period provisions of the Indenture (the “original notice of redemption”), which will be conditioned upon the receipt of the net proceeds from the Debt Financing and the lack of receipt of the requisite consents on or prior to the Early Tender Deadline. Any such redemption would be made in accordance with the terms of the Base Indenture, as supplemented by the Second Supplemental Indenture, pursuant to which the Notes were issued, and as amended by the Fourth Supplemental Indenture, which provides for a redemption price equal to 102.813% plus accrued and unpaid interest thereon to the redemption date. In addition, assuming the execution and delivery of the Supplemental Indenture, we currently intend, in accordance with the terms and conditions of the Indenture, as may be amended as a result of the Proposed Amendment (which would shorten the minimum notice requirement for optional redemptions), to mail a second notice of redemption to the holders of any outstanding Notes on the Early Settlement Date, if any, that will supersede the original notice of redemption, although we have no legal obligation to do so and the selection of any particular redemption date is in our discretion. Neither this statement of intent nor similar statements of such intent included elsewhere in this press release shall constitute a notice of redemption under the Indenture. Any such notice, if made, will only be made in accordance with the provisions of the Indenture.

Cheniere Partners has retained RBC Capital Markets, LLC to act as the dealer manager and solicitation agent and Ipreo LLC to act as the tender and information agent for the tender offer and consent solicitation. For additional information regarding the terms of the tender offer and consent solicitation, please contact RBC Capital Markets, LLC collect at (212) 618-7843 or toll-free at (877) 381-2099. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and questions regarding the tendering of notes and delivery of consents may be directed to Ipreo LLC at (212) 849-3880 (for banks and brokers) or (888) 593-9546 (all others, toll-free) or email ipreo-tenderoffer@ihsmarkit.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Cheniere Partners, the tender and information agent, the dealer manager and solicitation agent or the trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to the tender offer and deliver any related consents, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including statements regarding the intended conduct, timing and terms of the tender offer and consent solicitation, related financing plans and any future actions by Cheniere Partners in respect of the Notes. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Cheniere Partners Contacts

Investors
Randy Bhatia	713-375-5479
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491